蔣尚義律師行
ANTHONY CHIANG & PARTNERS
AC&P SOLICITORS

PARTNERS:
#ANTHONY S.Y. CHIANG 蔣尚義 CLIFF W.M. WONG [illegible]
CATHY C.C. CHUNG [illegible]

ASSOCIATES:
SO CHUN WAI [illegible] LO LOK KIU [illegible]
SAMUEL K.H. CHENG [illegible]

China Appointed Attesting Officer 中國委託公証人

Your Ref.:
Our Ref.: PL/AC(I)/L33054/08 (Com)

23 May 2008

BY HAND
Logician Metals Limited
Level 25, Bank of China Tower
1 Garden Road, Central, Hong Kong

Attention: **Mr. John W. F. Gunn**
Chief Executive Officer

Dear Sirs,

Re: Logician Minerals Limited - Registration Statement on Form F-1 filed on 23rd May 2008

We are solicitors for Logician Minerals Limited. (the "Company"), a company incorporated under the laws of Hong Kong with limited liability. We have been instructed by the Company to issue the following opinion.

In connection with a registration statement on Form F-1 (the "Registration Statement"), the Company is registering for resale by certain selling shareholders named in the Registration Statement 172,332,340 shares of the Company's common stock (the "Registered Shares").

We have examined copies of such corporate records of the Company duly certified by Secreco Limited, secretary to the Company, and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

We have further conducted a search on the Company's record with the Companies Registry of Hong Kong. Apart from the identities of the selling shareholders and the Registered Shares, we have not reviewed the Registration Statement as we have not been instructed to do so.

Based on the search record dated 20th May 2008 which contains information as at 28th December 2007 and the documents certified by Secreco Limited, we are of the opinion that the Registered Shares were (a) duly authorized, (b) fully paid and (c) validly issued.

This opinion is limited to Hong Kong law, including the statutory provisions and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they

Hong Kong
3903 Tower 2
Lippo Centre
89 Queensway Central
Hong Kong
Tel: 2869 9699
Fax: 2801 7233 / 2801 5322
E-mail: aust@acp.com.hk
Website: www.acp.com.hk

Beijing
Room 935 Jingxin Building
No.2 Dongsanhuan Beilu
Chaoyang District
Beijing China 100027
Tel: (010) 8449 3985
Fax: (010) 8449 2656

香港
香港中環
金鐘道89號
力寶中心第2座
3903室
電話：2869 9699
傳真：2801 7233 / 2801 5322
電子郵件：aust@acp.com.hk
網址：www.acp.com.hk

北京
中國北京市
朝陽區東三環北路甲二號
京信大廈935室
郵編：100027
電話：(010) 8449 3985
傳真：(010) 8449 2656

蔣尚義律師行
ANTHONY CHIANG & PARTNERS

presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus constituting a part of such Registration Statement.

Yours faithfully,

Anthony Chiang & Partners

Anthony Chiang & Partners